Exhibit 99.1

[TECO ENERGY Logo]

FOR IMMEDIATE RELEASE

TECO ENERGY ANNOUNCES LEADERSHIP CHANGES

Tampa, Florida (October 18, 2004) – TECO Energy today announced leadership changes as part of its continued focus on the success and growth of the company’s regulated businesses and profitable unregulated businesses.

Chairman and CEO Sherrill Hudson said, “TECO Energy’s corporate emphasis, and our continued course of reducing risk in the wholesale power business and the regulatory environment in which we expect to operate, calls for a new structure.”

Leadership changes include the following:

Richard Lehfeldt, senior vice president of External Affairs has elected to take early retirement.

“I thank Richard for his five years of excellent service to the company, overseeing our Regulatory Affairs, Governmental Affairs and Corporate Communications efforts through difficult times,” said Hudson.

John Ramil, President and Chief Operating Officer will continue to lead TECO Energy’s operating companies, with their individual presidents reporting to him. He will also assume responsibility for Regulatory, Federal and State Governmental Affairs, which formerly reported to Lehfeldt. Ramil will continue to report to Hudson.

Chuck Black, formerly senior vice president-Generation, will become the President of Tampa Electric Company, TECO Energy’s integrated electric utility. Black will oversee the Energy Supply, Energy Delivery and Customer Service, Fuels Management, Engineering and Construction, Environmental Health and Safety and Community Affairs areas. Black will continue to report to Ramil.

Bill Cantrell, formerly president-Tampa Electric and Peoples Gas, will now focus all his attention on the operations and growth opportunities in the natural gas business as president of Peoples Gas System. Cantrell will continue to report to Ramil.

Clint Childress, formerly senior vice president-Human Resources and Services, has been named senior vice president-Corporate Services and Chief Human Resources Officer for TECO Energy. Functional areas reporting to Childress will include Human Resources, Diversity, Information Technology, Purchasing and Contract Services, Telecommunications, Facilities Services and Real Estate. Childress will continue to report to Hudson.

Sheila McDevitt, senior vice president and general counsel will continue to lead the Legal function and oversee Corporate Compliance functions for TECO Energy. In addition, she will assume responsibility for the daily operations of the company’s Corporate Communications area, which formerly reported to Lehfeldt. McDevitt will continue to report to Hudson.

Gordon Gillette, executive vice president and CFO will now also become president of TECO Energy’s Guatemalan companies, including the San Jose and Alborada power stations and the company’s interest in the Guatemalan distribution system, EEGSA. Gillette will report to Hudson, with the exception of the Guatamalan operations, on which he will report to Ramil.

“These changes, along with the dedication of our team and our focus on safety and compliance, align the organization to continue the successful implementation of our strategic plan,” said Hudson.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with core businesses in the utility sector, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and independent power.

Contact:	Mark Kane (Investors) 813-228-1772

Laura Plumb (Media) 813-228-1572